UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 11, 2006

Odimo Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51161	223607813
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

14051 N.W. 14th Street, Sunrise, Florida		33323
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-835-2233

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Contemporaneous with the closing of the sale by Odimo Incorporated (the "Company")of specified assets to Ice.com, Inc. ("Ice") (as reported in Item 2.01 of this Form 8-K), the Company’s credit facility with Silicon Valley Bank was paid in full and terminated. The Company is currently in discussion with Silicon Valley Bank regarding a new credit facility.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 11, 2006 the Company sold to Ice: (i) certain specified assets, including all if its rights to the domain name www.diamond.com, and related trademarks, copyrights, product images and other intangibles in exchange for $7.5 million; and (ii)the Company’s remaining diamond and jewelry inventory and corporate packaging for an additional $2.0 million, which represented the Company’s cost for the inventory and packaging, pursuant to the terms of an Asset Purchase Agreement and related agreements entered contemporaneous therewith.

Under the terms of the Asset Purchase Agreement, the Company received $9.0 million at the closing and Ice delivered $500,000 to an escrow agent to be held for six months as security for the Company’s indemnification and other obligations under the Purchase Agreement and related agreements. As a result of the sale, the Company became prohibited from engaging in the online retail sale of jewelry and diamonds. The Company continues to be an online retailer of brand name watches and luxury goods through two websites, www.ashford.com and www.worldofwatches.com.

In connection with the sale, the Company and Ice entered into a Transition Services Agreement which provides that for a period of up to 60 days, the Company shall provide to Ice certain services relating to the maintenance and operation of the diamond.com website, including technology support and fulfillment services.

Copies of the Asset Purchase Agreement and the Transition Services Agreement are filed as Exhibits 10.1 and 10.2 to this Form 8-K and are incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Contemporaneous with the closing of the sale of the assets to Ice, Alan Lipton and the Company entered into a Separation Agreement whereby, effective immediately, Mr. Lipton resigned as the President and Chief Executive Officer of the Company. Mr. Lipton remains as the Chairman of the Board of Directors of the Company. Under the Separation Agreement, Mr. Lipton received his salary through the effective date of his resignation and the Company agreed to pay up to $18,000 over a one year period for Mr. Lipton's and his dependents' health insurance premiums. In connection with his resignation as an officer of the Company, all of Mr. Lipton's stock options granted to him by the Company have been cancelled. The Company appointed Jeff Kornblum, the Company's Chief Operating Officer as its Chief Executive Officer and President. A copy of the Separation Agreement between the Company and Mr. Lipton and the Amendment No. 1 to Employment Contract between the Company and Mr. Kornblum are filed as Exhibits 10.3 and 10.4 to this Form 8-K and are incorporated herein by reference.

Contemporaneous with the closing of the sale of the assets to Ice, Rob Voss resigned as a member of the Company's Board of Directors. Mr. Voss had served as the Chairman of the Company's Compensation Committee and as a member of the Audit and Nominating Committees prior to his resignation.

Item 9.01 Financial Statements and Exhibits.

The financial statements required by Item 9.01 shall be filed by amendment not later than 71 calendar days after the date of this report.

(c) Exhibits.

10.1 Asset Purchase Agreement dated as of May 11, 2006 by and among Ice.com, Inc., Ice Diamond, LLC, and Odimo Incorporated.

10.2 Transition Services Agreement dated as of May 11, 2006 by and among Ice.com, Inc., Ice Diamond, LLC, and Odimo Incorporated.

10.3 Separation Agreement dated as of May 11, 2006 by and between Odimo Incorporated and Alan Lipton.

10.4 Amendment No. 1 to Employment Contract dated as of May 11, 2006 by and between Odimo Incorporated and Jeffrey Kornblum.

99.1 Press Release dated May 11, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Odimo Incorporated

May 11, 2006	By:	Amerisa Kornblum

Name: Amerisa Kornblum
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement dated as of May 11, 2006 by and among Ice.com, Inc., Ice Diamond, LLC, and Odimo Incorporated.
10.2	Transition Services Agreement dated as of May 11, 2006 by and among Ice.com, Inc., Ice Diamond, LLC, and Odimo Incorporated.
10.3	Separation Agreement dated May 11, 2006 between Odimo Incorporated and Alan Lipton.
10.4	Amendment No. 1 to Employment Contract dated May 11, 2006 between Odimo Incorporated and Jeffrey Kornblum.
99.1	Press Release dated May 11, 2006.